UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Apple Inc.

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On February 12, 2013, Apple’s CEO, Tim Cook, spoke at the Goldman Sachs Technology and Internet Conference. The following is a transcript of a portion of Mr. Cook’s presentation.

Questioner:	There was a specific proposal last week from Greenlight on Apple issuing a perpetual preferred stock. I’ve been getting tons of questions on what that is and do we have examples. I’m sure you’ve dug into this. What are your thoughts on that type of security?

Tim Cook:	Well, I think it’s creative, and we are going to thoroughly evaluate their current proposal. We welcome all ideas from all of our shareholders, including Greenlight, and we’re going to thoroughly consider it.

Questioner:	There was also a lawsuit last week through this same proposal from Greenlight related to your proxy. How do you think about that lawsuit? Where is the misunderstanding here?

Tim Cook:	This is a good question because I don’t think this is well understood. The disagreement centers around a proposal on Apple’s proxy. We filed our preliminary proxy in December. It’s called Prop 2, and what this proposal is about is the rights of shareholders. Specifically – and I want to be very clear on this – it’s not about whether Apple returns additional cash to shareholders. It’s not about how much cash to return to shareholders. It’s not about the mechanism to return it. It’s not about any of those things. It’s about the rights of shareholders. Some time ago, early in 2012, we were looking at what things we could do to improve our governance further. As a part of that review, one of those items that came out of that was that we thought we should eliminate blank check preferred from Apple’s charter. What that means is not that Apple could not issue or release preferred shares. It just says that if Apple decided to do it, we’d need to go to our common shareholders to get their approval.

So, frankly, I find it bizarre that we would find ourselves being sued for doing something that’s good for shareholders. But this is the position that we’re in. I think it’s a silly sideshow, honestly, and my preference would be that everyone on both sides of the issue would take the money they’re spending on this and donate it to a worthy cause. I think that would be a lot better use of funds. But what we’re going to do – you are not going to see us do a campaign mailing. We are not doing it. You’re not going to see a “Yes on 2” sign in my front yard. This is a waste of shareholder money and it’s a distraction, and it’s not a seminal issue for Apple. And that said, I support Prop 2. I’m personally going to vote for it. I believe it’s the right thing for shareholders to have the right on this particular topic. I encourage others to vote for it. But it’s not something we are going to spend cycles on, and so I think that the serious issue at hand is the return of cash, how to do it, how much to do. It’s that and we are very serious about that. But this Prop 2 thing is a silly sideshow and frankly, one of the big reasons I feel like this is – we feel so strongly that, for Apple, that shareholders should approve any issuance of preferred stock. We have no preferred stock, as you know, so this isn’t a matter of increasing shares. We feel so strongly that common shareholders should do it, if we decide that this is in the best interests of shareholders to issue, we would clearly go for a vote regardless of whether our charter requires it or not. So that’s the way I see it.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with our annual meeting of shareholders, we previously filed our definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and commenced mailing our notice of Internet availability of proxy materials or our definitive proxy statement and proxy card to our shareholders on January 7, 2013. BEFORE MAKING ANY VOTING DECISION, YOU ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY IN ITS ENTIRETY.

We are subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including our definitive proxy statement, through the Internet at the SEC’s website at www.sec.gov, or at our website at www.apple.com/investor. You may also read and copy any document that we file with the SEC at its public reference facility at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

If you have any questions about our proxy statement or our annual meeting of shareholders, or if you need assistance with the voting procedures, including casting or changing your vote, you should contact our proxy solicitor, Georgeson Inc., at (866) 828-4304.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements also can be identified by words such as “anticipates,” “expects,” “believes,” “plans,” “will,” “would,” “could,” and similar terms. Forward-looking statements are not guarantees of future performance and Apple Inc.’s (the “Company’s”) actual results may differ significantly from the results discussed in the forward-looking statements. Information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended September 29, 2012, and its Form 10-Q for the quarter ended December 29, 2012. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.